Exhibit 99.(a)(1)(N)

VERISIGN, INC.

OFFER TO AMEND OR REPLACE ELIGIBLE OPTIONS

WITHDRAWAL FORM

(To Withdraw via Facsimile or Mail)

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 11:59 P.M., PACIFIC TIME,

ON AUGUST 23, 2007 UNLESS THE OFFER IS EXTENDED

You previously received an offer (the “Offer”) from VeriSign, Inc. (“VeriSign”) to amend or replace your Eligible Options as described in the Offer to Amend or Replace Eligible Options, dated July 27, 2007 (the “Offer to Amend”). You submitted your Election Form in which you tendered one or more Eligible Option(s) for amendment or replacement pursuant to the Offer to Amend.

You should submit this Withdrawal Form only if you now wish to change your decision and withdraw one or more of your tendered Eligible Options via facsimile or mail.

The Offer is currently set to expire at 11:59 p.m., Pacific Time, on August 23, 2007 (the “Expiration Date”), unless VeriSign, in its discretion, extends the period of time during which the Offer will remain open. In such event, the term “Expiration Date” will mean the latest time and date at which the Offer, as so extended, expires.

To withdraw your tendered Eligible Options via facsimile or mail, you must complete, sign and date this Withdrawal Form and submit it to VeriSign via (i) facsimile at (650) 426-3403 to Jeffrey K. Bergmann or (ii) mail, courier or hand delivery to VeriSign, Inc, 675 East Middlefield Road, Mountain View, California 94043, Attn: Jeffrey K. Bergmann.

For your withdrawal via facsimile or mail to be effective, this Withdrawal Form must be received by VeriSign by 11:59 p.m., Pacific Time, on the Expiration Date.

Each withdrawn Eligible Option will continue to be governed by the 1998 Equity Incentive Plan and/or 2001 Stock Incentive Plan under which that withdrawn Eligible Option was granted and by the existing Notice of Stock Option Grant and/or Stock Option Agreement between you and VeriSign evidencing that option.

You should note that if you withdraw your tendered Eligible Option(s), such option(s) will not be amended or replaced, and you will not receive any Cash Bonus, if applicable, with respect to the withdrawn option(s). In addition, your Eligible Option(s) will not be in compliance with Section 409A of the Internal Revenue Code of 1986, as amended. It is likely, but not certain that you will be solely responsible for any penalty taxes, interest payments or other liabilities you may incur under Section 409A with respect to the withdrawn Eligible Option(s).

If you wish to withdraw any tendered Eligible Option, please complete the boxes set forth below and check the box below labeled “Withdraw This Eligible Option” next to each particular Eligible Option you wish to withdraw.

Grant Date	Option Number	Exercise Price Per Share	Measurement Date	Fair Market Value of VeriSign Common Stock Share on Measurement Date	Total Number of Shares	Number of Shares Qualifying as an Eligible Option	Withdraw This Eligible Option

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You may re-submit any withdrawn Eligible Option for amendment or replacement pursuant to the Offer, provided you do so before the Expiration Date. If VeriSign extends the Offer beyond the Expiration Date, you may re-submit your withdrawn Eligible Option(s) at any time until the extended expiration date of the Offer. You will not be deemed to have made a proper re-submission of your withdrawn Eligible Option(s) unless you submit, prior to the Expiration Date, a new Election Form following the procedures described in the instructions on the Offer Website at https://vrsn.equitybenefits.com and in the Offer. The new Election Form must be completed, signed and dated after your original Election Form and any Withdrawal Form you have submitted.

Capitalized terms not defined herein shall have the meaning assigned to such terms in the Offer to Amend or Replace Eligible Options.

Please read the instructions on pages 3 and 4 of this Withdrawal Form and then complete, sign, date and submit via facsimile or mail this Withdrawal Form.

Signature

Name (Please print):

Date:

VERISIGN, INC.

INSTRUCTIONS TO WITHDRAWAL FORM

FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER

1. Delivery of Withdrawal Form. A properly completed and executed Withdrawal Form, must be received by VeriSign at the following address or via fax at the following number by 11:59 p.m., Pacific Time, on the Expiration Date:

For delivery by facsimile, you must use the following facsimile number: (650) 426-3403. For delivery by mail, courier or hand delivery, the Withdrawal Form should be addressed to VeriSign, Inc., 675 East Middlefield Road, Mountain View, California 94043, Attn: Jeffrey K. Bergmann.

The delivery of all required documents, including the Withdrawal Form and any new Election Form, is at your risk. Delivery will be deemed made only when actually received by VeriSign. VeriSign intends to confirm the receipt of your Withdrawal Form within two (2) U.S. business days. If you have not received such confirmation, it is your responsibility to ensure that your Withdrawal Form has been received by the Expiration Date.

By submitting the Withdrawal Form, you will have withdrawn one or more of your tendered Eligible Option(s) from the Offer, and the withdrawn option(s) will not be amended or replaced pursuant to the terms of the Offer. You should note that you may not rescind the withdrawal of your tendered Eligible Option(s). However, you may re-submit any withdrawn Eligible Option for amendment or replacement pursuant to the Offer, provided you do so before the Expiration Date. If VeriSign extends the Offer beyond the Expiration Date, you may re-submit your withdrawn Eligible Option(s) at any time until the extended expiration of the Offer. You will not be deemed to have made a proper re-submission of your withdrawn Eligible Option(s) unless you submit, prior to the Expiration Date, a new Election Form following the procedures described in the instructions to the Election Form. The new Election Form must be signed and dated after your original Election Form and any Withdrawal Form you have submitted. Upon the receipt of such a new, properly completed, signed and dated Election Form, any previously submitted Election Form or Withdrawal Form received by VeriSign prior to the Expiration Date will be disregarded and will be considered replaced in full by the new Letter of Transmittal. You will be bound by the last properly submitted Election Form or Withdrawal Form received by VeriSign prior to the Expiration Date.

Although it is our intent to send you confirmation of receipt of this Withdrawal Form, by signing this Withdrawal Form you waive any right to receive any notice of the withdrawal of your tendered Eligible Option(s) from the Offer.

2. Signatures on this Withdrawal Form. This Withdrawal Form must be signed by the Eligible Optionee.

3. Other Information on this Withdrawal Form. In addition to signing this Withdrawal Form, you must print your name (exactly as it appears on the Letter of Transmittal you previously submitted) and indicate the date on which you signed.

4. Requests for Assistance or Additional Copies. Any questions or requests for assistance, as well as requests for additional copies of the Offer, the Election Form or this Withdrawal Form should be directed to the PricewaterhouseCoopers LLP hotline at (408) 817-1207 if calling in California or (800) 434-2234 if calling outside of California, or email to 409A-admin@verisign.com. Copies will be furnished promptly at VeriSign’s expense.

5. Irregularities. VeriSign will determine, in its discretion, all questions as to the form of documents and the validity, form, eligibility (including time of receipt) and acceptance of any Withdrawal Forms. VeriSign’s determination of such matters will be final and binding on all parties. VeriSign reserves the right to reject any Withdrawal Forms that it determines are not in appropriate form or that it determines are unlawful to accept. VeriSign also reserves the right to waive any of the conditions of the Offer or any defect or irregularly in any Withdrawal Form, and VeriSign’s interpretation of the terms of the Offer (including these instructions) will be final and binding on all parties. No withdrawal of an Eligible Option will be deemed to have been properly made until all defects or irregularities have been cured by the withdrawing optionee or waived by VeriSign. Neither VeriSign nor any other person is obligated to give notice of any defects or irregularities in the Withdrawal Form and no person will incur any liability for failure to give any such notice.

6. Additional Documents to Read. You should be sure to read the Offer to Amend and all documents referenced therein, before making any decisions regarding participation in, or withdrawal from, the Offer.

7. Important Tax Information. You should refer to Sections 2 and 15 of the Offer and the “Risks of Participation in the Offer” section of the Offer to Amend which contain important U.S. federal income tax information. We also recommend that you consult with your own tax, legal and financial advisors before deciding whether or not to participate in the Offer.

8. Capitalized Terms. Capitalized Terms not defined herein shall have the meaning assigned to such terms in the Offer to Amend or Replace Eligible Options.

IMPORTANT: THE WITHDRAWAL FORM MUST BE RECEIVED BY VERISIGN, VIA MAIL, COURIER, HAND DELIVERY OR FACSIMILE BY 11:59 P.M., PACIFIC TIME, ON THE EXPIRATION DATE.